UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2023

POTLATCHDELTIC CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West First Avenue, Suite 1600 Spokane, Washington	99201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 509 835-1500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($1 par value)	PCH	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2023, PotlatchDeltic Corporation (the “Company”) closed its previously disclosed purchase of a group annuity contract (the “Contract”) from American General Life Insurance Company (“AGL”). Pursuant to the Contract, the Company transferred to AGL approximately $70 million of future benefit obligations and annuity administration for certain retirees or their beneficiaries in payout status as of June 1, 2022, who participate in the Company’s pension plan. Under the Contract, AGL agreed to irrevocably make the annuity payments due thereunder and not seek to cancel or rescind the Contract. AGL commenced benefit payments to these retirees on June 1, 2022. The Contract is effective as of March 17, 2022, which is the date on which the Company paid the total premium amount to AGL. The Contract will terminate on the date that no further annuity payments are due thereunder.

The foregoing description of the Contract does not purport to be complete and is qualified in its entirety by the provisions of the Contract, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1*	Group annuity contract, effective March 17, 2022, between American General Life Insurance Company and PotlatchDeltic Corporation

104	Cover Page interactive data file (Embedded within the Inline XBRL document)

*

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information (indicated by brackets and asterisks) has been omitted from Exhibit 10.1 because it is both not material and is the type of information that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PotlatchDeltic Corporation

Date: July 21, 2023	By:	/s/ Michele L. Tyler
Michele L. Tyler Vice President, General Counsel and Corporate Secretary